Exhibit 10.1

11 JANUARY 2023

HEADS OF TERMS

BETWEEN

SAUDI ARABIAN MINING COMPANY (MA'ADEN)

and

IVANHOE ELECTRIC INC.

RELATING TO:

(1) THE STRATEGIC INVESTMENT INTO IVANHOE ELECTRIC INC.; AND

(2) THE ESTABLISHMENT OF A JOINT VENTURE FOR MINERAL EXPLORATION IN THE KINGDOM OF SAUDI ARABIA

Herbert Smith Freehills LLP

TABLE OF CONTENTS

1.	INTRODUCTION	3

2.	FRAMEWORK	4

3.	FURTHER GENERAL MATTERS	5

These Heads of Terms are made and entered into on 11 January 2023 ("Effective Date")

BETWEEN

(1)	SAUDI ARABIAN MINING COMPANY (MA'ADEN), a company incorporated in accordance with the company laws of the Kingdom of Saudi Arabia with commercial registration number 1010164391 ("Ma'aden"); and

(2)	IVANHOE ELECTRIC INC., a corporation incorporated under the laws of Delaware, USA, with registration number 3239208 ("Ivanhoe Electric"),

(each a "party" and, together, the "parties").

1.	INTRODUCTION

1.1	Ma’aden is one of the leading mining companies and is the largest multi-commodity mining and metals company in the Middle East. Ma'aden pioneered the mining industry in the Kingdom of Saudi Arabia (the "Kingdom"), through building a world-class, unique and fully integrated mining value chain and is now among the fastest growing mining companies globally.

1.2	Ma'aden has a very strong track record with delivering significant exploration success achieved through geology-driven growth and the use of the latest exploration technology. In order to further deliver significant value to the Kingdom in support of the 2030 Vision, Ma'aden desires to become a significant shareholder of Ivanhoe Electric and invest in cutting-edge technologies.

1.3	Ivanhoe Electric and its personnel are world leaders in mineral exploration and intend to bring the full suite of their skills, assets and expertise to the exploration for minerals in the Kingdom. This includes data inversion and analytical services of its subsidiary Computational Geosciences Inc. (“CGI”) and the years of experience of its personnel whose combined experience have identified the Oyu Tolgoi mine in Mongolia from an initial land position of more than 170,000 km2 and the Kamoa-Kakula Copper Complex in the Democratic Republic of Congo from an initial land position of more than 50,000 km2.

1.4	Ivanhoe Electric’s subsidiary is also the owner of the patents for Typhoon™, being the brand name for an electrical pulse-powered geophysical surveying transmitter, which can detect the presence of sulphide minerals containing copper, nickel, gold and silver. Ivanhoe Electric desires to use Typhoon™, the data inversion and analytical services of CGI, and the extensive mineral exploration expertise of its personnel on the highly prospective lands within the Kingdom, licensed, or to be licensed, to Ma'aden by the Ministry of Industry and Mineral Resources (the "Ministry"), and subject to further agreement by the parties other prospective lands within the Kingdom offered and/or auctioned by the Ministry.

1.5	Typhoon™ allows the user to discover mineral deposits otherwise thought to be undetectable through conventional survey methods and technologies given it allows depth penetration greater than 1.5 km with more accurate results. Typhoon™ has been used to successfully accelerate and de-risk the exploration process by enabling resource discovery while lowering exploration costs.

1.6	Ma’aden and Ivanhoe Electric desire to form a 50:50 joint venture combining certain of their assets and expertise to accelerate mineral exploration of large prospective land holdings which exist throughout the Kingdom with a view to identifying economic mineral resources for the further development of the mining industry in the Kingdom as it and the world advance towards global electrification in the 21st century.

1.7	Should any economically viable mineral deposits within the Kingdom be identified as a result of the joint efforts of Ma’aden and Ivanhoe Electric, the parties intend to continue the 50:50 joint venture for the further development of such mining projects into operating mines.

2.	FRAMEWORK

2.1	In recognition of the foregoing, the parties agree to the implementation of the following framework:

2.1.1	Ma'aden (directly or through a subsidiary) shall make a strategic investment into Ivanhoe Electric on the key terms set out in Schedule 1 (Key Terms of the Strategic Investment into Ivanhoe Electric) (the "Strategic Investment");

2.1.2	Ivanhoe Electric (directly or through a subsidiary) will invest certain proceeds of the Strategic Investment into a Saudi exploration joint venture with Ma’aden (or its subsidiary) on the key terms set out in Schedule 2 (Key Terms of the Saudi Exploration Joint Venture) (the "Saudi JVCo Investment"); and

2.1.3	Ivanhoe Electric will arrange for its former parent company I-Pulse Inc. (“I-Pulse”) to enter into an agreement with the Saudi JVCo (defined below in Schedule 2, Clause 2) for the supply of Typhoon™ units to the Saudi JVCo, while a subsidiary of Ivanhoe Electric will provide a licence to the Saudi JVCo for the Typhoon™ patents and associated intellectual property, and finally Ivanhoe Electric shall arrange for the provision of technical support, on the key terms set out in Schedule 3 (Key terms of the Typhoon Licensing Agreement).

2.2	The terms set out in Schedules 1 and 3 remain subject to further confirmatory due diligence to be carried out by each party prior to entry into the Project Contracts (as defined below).

2.3	In order to give effect to Clause 2.1 (Framework), the parties shall negotiate in good faith to agree and execute the agreements listed in Schedule 4 (Indicative List of Project Contracts), and any other ancillary agreements to give effect to the key terms set out in these Heads of Terms (together, the "Project Contracts") in accordance with the time periods specified in Schedule 5 (Timetable).

2.4	The parties agree that the Project Contracts will:

2.4.1	incorporate the key terms set out in Schedules 1-3 ("Key Terms") and other terms which are consistent with the Key Terms; and

2.4.2	otherwise effect a fair allocation of risk between Ma'aden and Ivanhoe Electric.

2.5	The parties acknowledge and agree that the Key Terms may only be amended if and to the extent that amendments are required to satisfy legal or regulatory requirements in relation to the Strategic Investment, the establishment of the Saudi JVCo, or if required to meet the technical specifications and needs for the use of Typhoon™ in the Kingdom, and shall, acting reasonably and in good faith, negotiate to agree such amendments.

3.	FURTHER GENERAL MATTERS

3.1	Press Releases and Announcements

3.1.1	Subject to paragraph 3.1.3, neither party will make any announcement with respect to the Strategic Investment or the Saudi JVCo contemplated by these Heads of Terms at any time prior to completion of the transactions.

3.1.2	The consent referred to in paragraph 3.1.1 is not required for an announcement which is required to be made by applicable law or regulation or stock exchange rule to which such party is subject or pursuant to any order of court or other competent authority or tribunal, provided that such party shall give to the other party such notice as is practical in the circumstances of such announcement and shall co-operate with the other party, having due regard to the other party's views, and take such steps as the other party may reasonably require in order to mitigate the effects of such announcement.

3.1.3	Each party may make an announcement with respect to the Strategic Investment and the Saudi JVCo contemplated by these Heads of Terms on, or following, the execution of these Heads of Terms at the Future Minerals Forum 2023 in accordance with paragraph 3.1.2.

3.2	Costs and expenses

Each party shall bear its own fees, costs and expenses in relation to the negotiation of these Heads of Terms and the Project Contracts.

3.3	Confidentiality

Subject to paragraph 3.1.2, the parties agree to keep the terms of these Heads of Terms confidential in accordance with the provisions of the mutual non-disclosure and confidentiality agreement, dated 9 March 2022, entered into between Ma'aden and Ivanhoe Electric.

3.4	Exclusivity

3.4.1	In consideration of Ma'aden committing time, money and resources in progressing this proposal, Ivanhoe Electric agrees and undertakes to Ma'aden that it will not, and shall procure that its respective affiliates, directors, employees, and agents will not, between the Effective Date and 3 months after the Effective Date (directly or indirectly):

(A)	enter into or continue, facilitate or encourage, any discussions or negotiations with (i) any other party in relation to the exploration of prospective land holdings for metallic minerals within the Kingdom (an “IE Competing Joint Venture”) or (ii) any other party in relation to the sale or licencing of Typhoon™ units for the exploration of prospective land holdings for metallic minerals within the Kingdom;

(B)	enter into any agreement or arrangement or understanding with any other party relating to an IE Competing Joint Venture or the sale or licencing of Typhoon™ units for the exploration of prospective land holdings for metallic minerals within the Kingdom; or

(C)	make available to any other party any information relating to the Typhoon™ units in connection with an IE Competing Joint Venture.

3.4.2	In consideration of Ivanhoe Electric committing time, money and resources in progressing this proposal, Ma’aden agrees and undertakes to Ivanhoe Electric that it will not, and shall procure that its respective affiliates, directors, employees, and agents will not, between the Effective Date and 3 months after the Effective Date (directly or indirectly):

(A)	enter into or continue, facilitate or encourage, any discussions or negotiations with any other party in relation to exploration of the Ma'aden Land (as defined below) (a “Competing Transaction”); or

(B)	enter into any agreement or arrangement or understanding with any other party relating to a Competing Transaction.

3.5	Status of Heads of Terms

The parties agree that these Heads of Terms shall be legally binding from the Effective Date until terminated in accordance with Clause 3.6 (Termination).

3.6	Termination

These Heads of Terms shall terminate automatically on the earliest to occur of the following:

3.6.1	the date on which the Project Contracts are executed by the parties or their respective affiliates;

3.6.2	notwithstanding negotiation by the parties in good faith, the parties have not been able to reach agreement on the Project Contracts by 3 months after the Effective Date; and

3.6.3	the bankruptcy, insolvency, liquidation, reorganisation, dissolution, amalgamation, reconstruction of either party or any analogous proceeding relating to either party.

3.7	Consequences of termination

If these Heads of Terms are terminated pursuant to Clause 3.6 (Termination) above:

3.7.1	such termination shall not affect any rights or obligations which have accrued or become due prior to the date of termination;

3.7.2	such termination shall not affect the rights or remedies which any Party may have in respect of any breach of these Heads of Terms prior to date of termination; and

3.7.3	except for this Clause 3.7 and Clauses 3.3, 3.4, 3.8, 3.9 and 3.10, all the provisions of these Heads of Terms shall lapse and cease to have effect.

3.8	Cool-off period

Ivanhoe Electric agrees that it shall not for the term of this Term Sheet, and for a period of 12 months following its termination,

3.8.1	enter into an IE Competing Joint Venture;

3.8.2	sell or licence Typhoon™ systems for the exploration of prospective land holdings for metallic minerals within the Kingdom; or

3.8.3	apply to the Ministry for any licenses or permits.

3.9	Dispute resolution

3.9.1	Any dispute, controversy or claim arising out of or in connection with the binding provisions of these Heads of Terms, including the breach, termination or invalidity thereof (a "Dispute"), will be subject to a mandatory cooling-off period of thirty (30) days during which the parties shall take steps to resolve the dispute amicably.

3.9.2	In the event the Dispute is not resolved within such thirty (30) day period, either party may, by written notice to the other party, request that the Dispute be referred to a Dispute resolution committee constituted of one senior officer from each of Ma'aden and Ivanhoe Electric. The Dispute resolution committee shall be held in person, or by means of telephone, electronic or other communications facilities that permit the parties to communicate with each other during the meeting, within 10 days after such referral to attempt in good faith to resolve such Dispute.

3.9.3	In the event the Dispute cannot be resolved by the Dispute resolution committee, then the parties agree that the Dispute will be finally resolved by binding arbitration administered by the American Arbitration Association, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, by three (3) arbitrators (with each party selecting one (1) arbitrator and the selected arbitrators choosing the third), with the seat of the arbitration in New York, USA and English as the language of arbitration. The parties shall keep all proceedings, findings and awards of the arbitration confidential.

3.10	Governing law disputes

These Heads of Terms and all non-contractual or other obligations arising out of or in connection to these Heads of Terms shall be governed and interpreted in accordance with the laws of the State of Delaware.

The parties have executed these Heads of Terms as of the day and year first above written:

Ivanhoe Electric INC.

/s/ Taylor Melvin
Taylor Melvin, President and Chief Executive Officer

SAUDI ARABIAN MINING COMPANY (MA'ADEN)

/s/ Robert Wilt
Robert Wilt, Chief Executive Officer

Schedule 1

Key Terms of the Strategic Investment into Ivanhoe Electric

This Schedule sets out the key terms on which Ma'aden shall make a strategic investment into Ivanhoe Electric.

No.	Term	Description

1.	Subscription and Purchase Price:

Ma’aden (directly or through a subsidiary) shall purchase new common stock from Ivanhoe Electric at a price per share of USD 12.38.

The Strategic Investment by Ma’aden will represent a 9.9% shareholding in Ivanhoe Electric on a basic basis at the closing of the transaction. Ma’aden will have the right, in accordance with Clause 6 below, to subscribe for additional shares of common equity in certain circumstances.

2.	Principal Investment Documentation:

Ma'aden and Ivanhoe Electric will enter into the following Project Contracts:

A.     a securities purchase agreement providing for the terms governing the acquisition of the Ivanhoe Electric shares by Ma'aden ("SPA");

B.      an investor rights agreement ("IRA") setting out the key rights that Ma'aden will be granted as an investor;

C.      a registration rights agreement ("RRA") setting out the key rights that Ma'aden will be granted in relation to registration of the new common stock that it holds; and

D.      a director indemnification agreement (“IA”) between Ivanhoe Electric and the appointed director substantially in the form Ivanhoe Electric utilizes for its directors (subject to Ma'aden's review of existing arrangements).

Ivanhoe Electric's legal advisors will prepare the first drafts of the SPA, RRA, and IA. Ma’aden’s legal advisors will prepare the first draft of the IRA.

3.	Use of Proceeds:

The proceeds from the Strategic Investment shall be applied as follows:

A.     USD 60,000,000 for the working capital and general corporate use of Ivanhoe Electric and to advance Ivanhoe Electric's mineral projects;

B.      no more than USD 13,000,000 to purchase 3 Typhoon™ units from I-Pulse on terms to be negotiated with I-Pulse; and

C.      the remaining balance for investment into the Saudi JVCo, which will be used, among other things, to pay for services provided by I-Pulse to the Saudi JVCo (the "Balance").

No.	Term	Description

4.	Conditions:

Completion of the Strategic Investment will be subject to:

A.      approval from the Board of Ma'aden;

B.      approval from the Board of Ivanhoe Electric;

C.      approval of the related supplemental listing application being obtained by Ivanhoe Electric from the New York Stock Exchange ("NYSE"); provided, however, that such approval will not be required prior to execution of the definitive documentation relating to the Strategic Investment;

D.      approval being obtained by Ivanhoe Electric from the Toronto Stock Exchange ("TSX");

E.      to the extent applicable, expiration or termination of all applicable waiting periods and requests for information (and any extensions thereof) under the Hart-Scott-Rodino Act ("HSR Act");

F.      to the extent applicable, the parties receiving written confirmation from the Committee on Foreign Investment in the United States ("CFIUS") that it has completed its review or, if applicable, investigation and determined that there are no unresolved national security concerns with respect to the transactions contemplated by these Key Terms;

G.      any other foreign investment approvals; and

H.      the effectiveness of the Project Contracts relating to the Saudi JVCo in accordance with their terms.

5.	Director Nomination Rights:

For so long as Ma'aden and its affiliates retain at least an 8.00% shareholding in Ivanhoe Electric on a basic basis, Ma'aden shall be entitled to nominate for election one independent director to the Board of Ivanhoe Electric ("Ma'aden Independent Director"), provided that if Ma’aden and its affiliates fail to maintain such shareholding percentage because of a diluting event to which its top-up right does not apply, Ma’aden shall continue to have the right to such director nomination so long as it exercises its top-up right at its next first opportunity in order to maintain at least such 8.00% shareholding.

Whilst Ma'aden retains the right to nominate a director, if the Board of Ivanhoe Electric is expanded or if there is any vacancy with respect to any non-independent director, Ma'aden shall have the right to nominate a non-independent director in place of the Ma'aden Independent Director.

No.	Term	Description

6.	Top-Up Right in the Event of Certain Equity Financing Transactions:

In the event that Ma’aden’s equity ownership in Ivanhoe Electric is diluted due to any new issuances of shares by Ivanhoe Electric (a “dilution event”), including upon:

A.    shares being issued to employees pursuant to any existing or future equity incentive plan, agreement or arrangement approved by the Board;

B.    any shares being issued on exercise or vesting of incentive securities; or

C.    shares being issued as acquisition consideration,

then, upon the first occurrence after such dilution event that Ivanhoe Electric issues shares (or securities convertible into shares) as part of an equity financing transaction in which such securities are issued by Ivanhoe Electric for cash (an “equity financing transaction”), Ma’aden will have a right to subscribe for additional shares of common equity of Ivanhoe Electric (a “top-up right”) to the extent of its “Existing Ownership Threshold” in Ivanhoe Electric. Upon the closing of the Strategic Investment, the “Existing Ownership Threshold” will be equal to 9.9% of the outstanding equity of Ivanhoe Electric on a basic basis.

In addition, in the event that Ma’aden’s equity ownership in Ivanhoe Electric is diluted 2.00% or more below its Existing Ownership Threshold (the “compelled top-up trigger”) by a dilution event, then Ma’aden shall have the right (a “compelled top-up right”) to exercise its top-up right either (1) at the first equity financing transaction occurring within 12 months of the effective time of such compelled top-up trigger (the “trigger effective time”) or, (2) if no equity financing transaction occurs within 12 months of the trigger effective time, at any time following the 12-month anniversary of the trigger effective time until the next occurring equity financing transaction.

In the event that an equity financing transaction occurs within 12 months of a dilution event and Ma’aden fails to exercise its top-up right concurrently with such equity financing transaction, or in the event that Ma’aden fails to exercise its compelled top-up right by or concurrently with the next occurring equity financing transaction following the 12-month anniversary of the last trigger effective time, Ma’aden’s Existing Ownership Threshold will be reduced to the level of Ma’aden’s percentage shareholding as of the effective time of the applicable dilution event (excluding any purchases by Ma’aden of Ivanhoe Electric stock from any third party on such date) (such reduced percentage shareholding, the “Reduced Ownership Threshold”), and the compelled top-up trigger will be reduced to a percentage that is 2.00% lower than the Reduced Ownership Threshold. Any subsequent dilution event will permit Ma’aden to exercise its top-up right in accordance with the above provisions only to the extent of the Reduced Ownership Threshold.

Ma’aden’s top-up right will remain in effect until the earlier of:

A.    five years from the date of completion of the Strategic Investment (the "Initial Period"), but only if within such five year period Ma’aden has (i) failed on two separate occurrences to exercise in full its top-up right or a compelled top-up right, or (ii) Ma’aden has sold, transferred or otherwise disposed of any shares of Ivanhoe Electric common stock (other than to an affiliate or to the PIF (as defined below));

B.     the first day following the Initial Period on which Ma’aden sells, transfers or otherwise disposes of any shares of Ivanhoe Electric common stock (other than to an affiliate or to the PIF (as defined below); and

C.    three years after the Initial Period.

The top-up right will be structured to allow Ma’aden to exercise its rights and not lose any of its rights (e.g., board seat, top-up right) while its awaits exercising such top-up right or while an exercise of the top-up right is pending closing. In addition, Ma’aden’s rights shall be preserved, subject to a maximum period of 12 months from the date on which Ma'aden's top-up right arises, as long as any legal or regulatory reasons (to be defined in the definitive documents) delay or prevent Ma’aden from exercising or closing its top-up right and Ma’aden will be allowed to exercise/close its top-up right once such legal or regulatory impediments no longer apply.

No.	Term	Description

7.	Warranties:	Each party shall give representations, warranties and related indemnities, customary for an acquisition of 9.9% of shares in a NYSE publicly traded company.
8.	Standstill:

Ma’aden will be subject to a customary standstill provision pursuant to which neither Ma’aden nor any of its affiliates may beneficially own more than 19.99% of the Ivanhoe Electric common stock without the approval of the Board of Directors of Ivanhoe Electric. The standstill will expressly permit Ma’aden and its affiliates to make a confidential proposal to the Board at any time covering any matter otherwise prohibited by the standstill. The standstill will automatically be released in order for Ma’aden and its affiliates to make a competing offer if the Board enters into any agreement with a third party providing for a transaction that would result in a third party coming to have beneficial ownership of more than 50% of the outstanding common stock (“Change of Control”).

The standstill will remain in effect for five years following completion of the Strategic Investment (subject to customary carve-outs).

9.	Voting Support

At any meeting of the shareholders of Ivanhoe Electric or with respect to any action by written consent of the shareholders of Ivanhoe Electric, Ma’aden will (“voting support”):

1.     vote in favor of any proposal to amend the certificate of incorporation or bylaws of Ivanhoe Electric approved by a majority of the independent directors of Ivanhoe Electric, provided that such amendment would not have a disproportionately adverse impact (definition to be defined in the Project Contracts) on the share rights of Ma'aden or conflict with any right to which Ma'aden is entitled under the Project Contracts;

No.	Term	Description

2.     vote in favor of all matters submitted to the shareholders that have been approved by a majority of the independent directors of Ivanhoe Electric (other than in relation to circumstances in which it has been released from the standstill restrictions in accordance with Clause 8 above);

3.     vote in favor of the election of all director nominees of Ivanhoe Electric; and

4.     vote in favor of the appointment of any independent auditor selected by Ivanhoe Electric.

Such voting support will be Ma’aden’s independent obligation and will not be conditioned on the agreement and support of any other shareholder of Ivanhoe Electric.

The voting covenant will remain in effect for so long as Ma'aden retains its right to appoint a director.

10.	Anti-Takeover Covenant:

Ma’aden and its affiliates will not, directly or indirectly, solicit, initiate, respond to or propose, or encourage, facilitate or assist in, any proposal or offer that constitutes, or could reasonably be expected to lead to, any company takeover proposal, or furnish to any person any confidential or other non-public information of Ivanhoe Electric, its subsidiaries or its affiliates for the purpose of encouraging, facilitating or responding to, any company takeover proposal or any proposal or inquiry that is reasonably expected to lead to a company takeover proposal.

The anti-takeover covenant shall remain in effect for five years following completion of the Strategic Investment (subject to customary carve-outs).

11.	Disposal Arrangements:

For five years following the completion of the Strategic Investment, Ma’aden and its affiliates shall not, unless the Ivanhoe Electric Board agrees otherwise, dispose of any shares of common stock acquired in the Strategic Investment or subsequent top-ups (subject to customary carve outs including any sale or disposition pursuant to a take-over bid, arrangement or other business combination) if as a result of such disposition the purchaser of such shares (together with any affiliates or group members or other concert parties) will come to have beneficial ownership of greater than 9.9% of shares of common stock of Ivanhoe Electric and is either (i) a mining company or (ii) a State owned enterprise (“SOE”) or an entity that is controlled by an SOE (including, for the avoidance of doubt, any sovereign wealth fund, sovereign investment fund or social wealth fund) except, in each case the Public Investment Fund of the Kingdom of Saudi Arabia (the “PIF”) or an entity that is controlled by the PIF. The foregoing restriction shall not apply to any open-market disposition over the NYSE or TSX where the buyer or the trade is not pre-arranged.

No.	Term	Description

12.	Registration Rights:

Ivanhoe Electric will, not later than 18 months after the completion of the Strategic Investment, file with the SEC a shelf registration statement on Form S-3 with respect to Ma’aden’s shares of Ivanhoe Electric, have it declared effective and use reasonable best efforts to maintain it (if Ivanhoe Electric becomes S-3 ineligible, then it will file an S-1 shelf registration statement) subject to customary blackout restrictions in case of an Ivanhoe-initiated underwritten public offering.

Ma’aden may not sell any shares registered pursuant to its registration right to any other mining company, to any SOE or to any entity that is controlled by an SOE (including, for the avoidance of doubt, any sovereign wealth fund, sovereign investment fund or social wealth fund), if such sale will bring such purchaser’s beneficial ownership of such shares (together with any shares held by its affiliates, group members or other concert parties) above 9.9% of the outstanding shares of common stock of Ivanhoe Electric, except, in each case, the PIF or an entity that is controlled by the PIF.

The registration rights will include:

A.      customary indemnification rights; and

B.      payment of reasonable expenses incurred in connection with the performance of, or compliance with the RRA and in connection with any registration or any offering and sale pursuant to the RRA.

Ma’aden will retain its registration rights for so long as Ma’aden and its affiliates retain at least 5.00% ownership in Ivanhoe Electric, subject to Section 13 below.

13.	Fall-Away Threshold Override:

In any case in which Ma’aden’s or its affiliates’ ownership falls below 5.00% by virtue of a dilution event, Ma’aden will retain any rights or obligations subject to a 5.00% ownership fall-away threshold until and unless Ma’aden fails to exercise its top-up right in accordance with Section 6 above.

14.	Secondary Stock Exchange Listing:	Ma’aden will assist Ivanhoe Electric in exploring the viability of a secondary listing for its common stock on the Saudi Stock Exchange ("Tadawul").

No.	Term	Description

15.	Dispute Resolution

Any dispute, controversy or claim arising out of or in connection with the Strategic Investment, or the Project Contracts relating thereto, including the breach, termination or invalidity thereof (a "Dispute"), will be subject to a mandatory cooling-off period of thirty (30) days during which the parties shall take steps to resolve the dispute amicably.

In the event the Dispute is not resolved within the thirty (30) day period, referred to above, either party may, by written notice to the other party, request that the dispute be referred to a Dispute resolution committee constituted of one senior officer from each of Ma'aden and Ivanhoe Electric. The Dispute resolution committee shall be held in person, or by means of telephone, electronic or other communications facilities that permit the parties to communicate with each other during the meeting, within 10 days after such referral to attempt in good faith to resolve such dispute.

In the event the Dispute cannot be resolved by the Dispute resolution committee, then the parties agree that the Dispute will be finally resolved by binding arbitration administered by the American Arbitration Association, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, by three (3) arbitrators (with each party selecting one (1) arbitrator and the selected arbitrators choosing the third), with the seat of the arbitration in New York, USA and English as the language of arbitration. The parties shall keep all proceedings, findings and awards of the arbitration confidential.

16.	Governing Law:	Laws of the State of Delaware.

Schedule 2

Key Terms of the JVCo Investment

This Schedule sets out the key terms of the JVCo Investment.

No.	Term	Description

1.	Purpose and Scope of Joint Venture:

The primary purpose of the joint venture is for Ma’aden and Ivanhoe Electric to combine certain of their assets, technology, people and skills in order to survey, review, identify and explore prospective mineral deposits within the Kingdom under exploration licenses held by Ma’aden.

Should any economically viable mineral deposits within the Kingdom be identified as a result of the joint efforts of Ma’aden and Ivanhoe Electric, the parties intend to continue the 50:50 joint venture for the further development of such mining projects into operating mines.

The parties recognize that the primary use for the Typhoon™ units shall be on Ma’aden Land (as defined below). To the extent that Ma’aden proposes as part of the Saudi JVCo governance framework to use the Typhoon™ units on other land, Ma’aden and Ivanhoe Electric shall discuss such proposal in good faith.

The parties also agree that any survey to be conducted for metallic minerals through the use of the Typhoon™ units in the Kingdom on any land (whether or not licensed to Ma'aden) shall be carried out by the Saudi JVCo on an exclusive basis.

2.	Joint Venture Entity:	Ma’aden and Ivanhoe Electric shall incorporate a limited liability company in the Kingdom which will initially be owned 50:50 by Ma'aden (or its subsidiary) and Ivanhoe Electric (or a subsidiary) (the “Saudi JVCo”). The parties agree that one possibility for the Saudi JVCo is to take the entity public on Tadawul.

3.	Conditions

Incorporation of the Saudi JVCo shall be conditional upon receipt of approval from the General Authority for Competition Saudi Arabia ("GAC").

The parties shall work together in good faith to obtain clearance from GAC, or confirmation from GAC that a clearance is not required, as soon as possible following the Effective Date.

4.	Saudi Joint Venture Contributions:

Ma’aden will make available to the Saudi JVCo approximately 48,500 km2 of land which is regulated under its existing exploration licenses and which is located within the Kingdom as depicted in Schedule 6 (Ma’aden Land Area) (the "Ma’aden Land") for the purpose of conducting exploration activities to identify sub-area(s) of the Ma'aden Land that may be developed into an operating mine and in respect of which the relevant exploration license may be transferred to the Saudi JVCo if such land qualifies as a Designated Project.

Ma’aden will also contribute its existing geological mapping data relating to the Ma’aden Land to the Saudi JVCo.

Ivanhoe Electric will (where relevant through its affiliates or other third parties):

A.     use no more than USD 13,000,000 from the proceeds of the Strategic Investment to purchase 3 Typhoon™ units from I-Pulse;

B.     use the Balance (as defined in Schedule 1, Section 3) for the initial funding of the Saudi JVCo;

C.     permit the use of one existing Typhoon™ unit to the Saudi JVCO; and

D.     enter into the Key Terms relating to Typhoon™ units and Other Technical Support as set forth in Schedule 3 (Key Terms relating to Typhoon™ Units and Technical Support).

No.	Term	Description

5.	Exploration Phase:

The "Exploration Phase" shall (subject to applicable laws, regulations and the terms of the exploration licenses relating to the Ma’aden Land) include:

A.    an initial exploration phase, which will last five (5) years; and

B.     a five (5) year extension if mutually agreed between the parties (10 years in total).

The Exploration Phase shall be implemented as follows:

A.     Identification of Land Area:

i.      Ma’aden’s exploration team in consultation with Ivanhoe Electric personnel will identify and recommend to the Technical Committee specific land areas for exploration within the Ma’aden Land, including the use of Typhoon™ (the "Recommended Land Area”).

ii.     The Technical Committee will review and, if appropriate, accept some or all of the Recommended Land Area for further work to be conducted including the use of Typhoon™ units through the Generative Exploration Stage.

iii.    Any portion of the Recommended Land Area conclusively rejected by the Technical Committee shall remain with Ma'aden and will be carved out of the Ma'aden Land (the "Undesignated Land"). Ma'aden shall thereafter be free to deal with the Undesignated Land in a manner as it sees fit and shall bear all costs relating to or arising from the maintenance of such Undesignated Land.

At this stage, the Saudi JVCo may apply to the Ministry for exploration licenses in respect of additional land areas complementary to the existing Ma’aden Land (the "Additional Land Areas").

For the avoidance of doubt, exploration licenses in respect of the Recommended Land Areas will not be transferred from Ma'aden to the Saudi JVCo at this stage of the process.

If there is a mineral discovery on the Ma’aden Land by the Saudi JVCo, then a 5km Area of Interest will be created around the then-known boundaries of the discovery (but such Area of Interest shall not extend into any Undesignated Land unless Ma’aden otherwise agrees). If the Area of Interest is not fully comprised of Ma’aden Land, then the Technical Committee may direct the acquisition of mineral rights in the Area of Interest by the Saudi JVCo and such land shall then form part of the Ma’aden Land and Designated Project as relevant and the terms of the JV shall otherwise apply to such additional areas. Neither Ma’aden nor Ivanhoe Electric may acquire any mineral interests or licences within the Area of Interest except for the purpose of contributing such mineral interests or licences to the Saudi JVCO as Ma’aden Land or Additional Land Areas and excepting in the case of Ma’aden, Undesignated Land that falls within an Area of Interest.

No.	Term	Description

B.      Generative Exploration Stage: Subject to the Ministry approving the required amendments to the work programme set out in the relevant exploration license, the Saudi JVCo will conduct a reconnaissance exploration program on the Recommended Land Area and (if relevant) the Additional Land Areas with the Typhoon™ unit or such other exploration tools or techniques as the Technical Committee may recommend. Based on the results of the program, the Technical Committee will review and, if appropriate, accept some or all of the Recommended Land Areas and Additional Land Areas for further work to be conducted through the Exploration Drilling Stage (the "Generative Exploration Stage").

To the extent that the Saudi JVCo wishes to conduct exploration activities under Ma'aden's existing exploration licences, the work programme set out in such licenses will be submitted for amendment pursuant to Article 60 of the Implementing Regulations of the Saudi Investment Mining Law.

C.      Exploration Drilling Stage: The Saudi JVCo will carry out drilling and other exploration activities on the applicable Recommended Land Areas and Additional Land Areas to assess whether an NI 43-101 compliant resource of economically viable scale is present such that the relevant land areas can be carved out as a Designated Project (the "Exploration Drilling Stage").

Ma’aden shall maintain all exploration licenses relating to the Ma’aden Land in good standing until such licenses become Undesignated Land. All costs related to the maintenance of such lands (including fees in respect of the exploration licenses) shall be borne by the Saudi JVCo until such licences become Undesignated Land.

Except for the Undesignated Land, Ma’aden shall not dispose or transfer any exploration licenses relating to the Ma'aden Land during the Exploration Phase (except if it is agreed by the Technical Committee), except that after five (5) years from the start of the Exploration Phase (or earlier if an exploration license expires in accordance with its terms) Ma’aden and Ivanhoe Electric will mutually agree to reduce the Ma’aden Land subject to the Exploration Phase by 50% so as to focus efforts on prospective targets based on the survey results.

No.	Term	Description

6.	Designated Project:

If an NI 43-101 compliant resource of economically viable scale is identified in a particular land area, the Saudi JVCo will constitute the land area as a "Designated Project" and Ma'aden shall procure the consent of the Ministry to transfer the exploration licence for the Designated Project to the Saudi JVCo.

In order to be a Designated Project, the parties intend to secure for the Saudi JVCo, subject to applicable laws:

A.    an exploration and development license with a term of not less than five (5) years, enabling progressive exploration and development of the relevant land area subject to meeting agreed exploration spending/progress commitments; and

B.    a mining license with a term of not less than twenty five (25) years.

7.	Governance of Saudi JV:

The Board will consist of a total of six (6) directors, initially with (3) directors to be appointed by Ma'aden and three (3) directors to be appointed by Ivanhoe Electric. If a party elects to sell a portion of its ownership stake in the Saudi JVCo (or is subject to dilution), a party will maintain its right to appoint one director for each twenty per cent (20%) ownership stake retained in the Saudi JVCO.

The Chairperson of the Board shall be appointed by Ma'aden. The Chairperson shall not have a casting vote.

The parties will allocate senior officer positions based on the principle of proportionality of the 50-50 joint venture.

Technical Committee

The Saudi JVCo will constitute a Technical Committee comprised of 4 members, with two (2) members to be appointed by Ivanhoe Electric and two (2) members to be appointed by Ma’aden.

The committee shall be responsible for all technical aspects of the joint venture, including oversight of the operator and review of work programs, budgets, and exploration results.

The Chairperson of the Technical Committee shall be appointed by Ma'aden. The Chairperson shall not have a casting vote.

No.	Term	Description

8.	Board Approvals:	All matters to be determined by the Board shall be determined by a majority vote of the directors (except for Board Reserved Matters which will require a supermajority of at least 75% of the directors present and voting in favor).

9.	Board Reserved Matters:

Board Reserved Matters shall be negotiated and settled in the Shareholders' Agreement and shall include, but not be limited to, the following:

A.     agreeing the annual budget;

B.     agreeing to any capital expenditure or commitment not set out in an approved annual budget (including the exploration budget) in excess of an agreed threshold;

C.     agreeing to dispose of any asset of the Saudi JVCo (including any interest in a Designated Project) outside of the ordinary course of business or above a value to be agreed in the Shareholders' Agreement;

D.     entering into, amending, modifying, or terminating any material contract (including any offtake agreement);

E.      any material amendment to or variation of the exploration work program;

F.      approving any project financing or incurring any debt to any third party other than ordinary course trade creditors above a value to be agreed in the Shareholders' Agreement;

G.     the inclusion of Additional Land Areas; and

H.     approving the issuance of any equity in the Saudi JVCo to a party other than Ma’aden or Ivanhoe Electric or their affiliates.

10.	Shareholder Voting:	All matters requiring shareholder approval shall be determined by an ordinary resolution of the Saudi JVCo shareholders, being more than 50% of the total outstanding voting rights voting in favour.

11.	Management of JVCo:	The Board shall appoint a General Manager who shall be responsible for day-to-day management of the Saudi JVCo in a manner consistent with the Shareholders' Agreement.

No.	Term	Description

12.	Exploration Phase and Appointment of Operator:

Ivanhoe Electric shall be the operator (the "Operator") during the Exploration Phase and shall prepare exploration plans and budgets for review and approval by the Technical Committee and the Board of the Saudi JVCo.

In the event that the Technical Committee and the Board of the Saudi JVCo cannot agree on a budget and plan prior to the commencement of a financial year, such budget and plan will be determined in accordance with the dispute resolution provisions set out in the Shareholders' Agreement.

The Operator will undertake its duties in a prudent workmanlike manner and in accordance with sound mining and other applicable industry standards and practices and in compliance with all applicable laws, permits, contracts and agreements and the terms of the licenses, permits, approvals and regulatory reporting requirements relating to the Ma'aden Land.

The costs reasonably and properly incurred by the Operator in accordance with an approved budget will be reimbursed by the Saudi JVCo ("Exploration Phase Management Fee").

The structure / amount of such Exploration Phase Management Fee shall be agreed between the parties having regard to the relevant asset / block, period of operatorship and other criteria to be agreed. This concept shall be developed further between the parties and agreed methodology for calculation and payment of such Exploration Phase Management Fee will be set out in the Shareholders' Agreement. The parties agree that such Exploration Phase Management Fee shall not include nor give rise to any ‘profit element’ arising and/or accruing in favour of Ivanhoe Electric.

The Operator will provide regular monthly updates to the Saudi JVCo.

Either party may audit the Operator’s activities and obtain access to relevant information held by the Operator in respect of its duties.

The Operator may not subcontract its duties other than as approved by the Technical Committee or provided for in an approved plan and budget and save that the parties shall agree the matters that may be subcontracted in order to obtain equipment and/or personnel necessary for Typhoon™ surveys.

No.	Term	Description

13.	Exploitation Phase and Appointment of Operator:

Upon effectiveness of a Designated Project, Ma'aden shall assume operatorship of the Saudi JVCo by giving 30 days’ prior written notice to Ivanhoe Electric. Ma'aden shall be entitled to a Management Fee as the operator of a Designated Project ("Exploitation Phase Management Fee").

The structure / amount of such Exploitation Phase Management Fee shall be agreed between the parties having regard to the relevant asset / block, period of operatorship and other criteria to be agreed. This concept shall be developed further between the parties and agreed methodology for calculation and payment of such Exploitation Phase Management Fee will be set out in the Shareholders' Agreement. The parties agree that such Exploitation Phase Management Fee shall not include nor give rise to any ‘profit element’ arising and/or accruing in favour of Ma’aden.

14.	Deadlock Mechanism:

Any deadlock at Board level shall be referred to the shareholders for resolution in accordance with the terms of the Shareholders’ Agreement.

If the deadlock cannot be resolved by the shareholders, the deadlock matter shall be referred to the Chief Executive Officers of Ma'aden and Ivanhoe Electric who shall meet in person or by telephone, as soon as practicable, to attempt in good faith to resolve such dispute.

The Shareholders’ Agreement will include provisions dealing with deadlock.

15.	Funding:

The Saudi JVCo will be funded by each party through customary cash calls made in accordance with an approved budget, and a party that fails to fund will be subject to customary dilution.

No cash calls shall be required or made until the initial amount to be contributed by Ivanhoe Electric from the proceeds of the Strategic Investment has been expended. Such initial amount shall be used to cover, inter alia, the cost of services provided to the Saudi JVCo by CGI, the Operator and other service providers.

Once the applicable proceeds of the Strategic Investment have been expended, Ma'aden and Ivanhoe Electric will contribute 50 (Ivanhoe Electric): 50 (Ma'aden) to cash calls. If either party fails to fund, it will be subject to customary dilution.

If any additional financing is required (including equity financing if agreed), this shall be procured through third party financing from within the Kingdom and/or international financing sources on a non-recourse or limited-recourse basis (if commercially achievable) and in accordance with normal and sound business principles and the terms and conditions.

16.	Distribution of Profits

No profits (if any) will be distributed during the Exploration Phase by way of dividend and no repayment of any shareholder loans shall occur.

Where excess available cash exists, shareholder loans may only be repaid in proportional amounts to each shareholder and the distribution of dividends will be paid in proportion to each party's shareholding and shall be in the same amount per share.

No.	Term	Description

17.	Health, safety, environment and communities:	The Saudi JVCo shall comply with all health, safety, environment and communities related obligations set out in the licenses relating to the Land and imposed by the Ministry in accordance with Saudi law.

18.	Encumbering Shares of JVCo:	Neither Ma'aden nor Ivanhoe Electric shall encumber, pledge or permit any security of any sort to exist or subsist on its shares in the Saudi JVCo, other than in connection with any financing pursuant to Clause 15.

19.	Transfer of Shares:	No shareholder in the Saudi JVCo shall be permitted to transfer any shares of the Saudi JVCo during the Exploration Phase (other than customary limited exceptions to affiliates of a party or transfers to the other party, provided that any transfer by Ivanhoe Electric to an affiliate will not affect any agreement or use of the Typhoon™ unit by the Saudi JVCo and, subject to a creditworthiness test, is accompanied by parent company guarantee(s) to the reasonable satisfaction of the other party).

20.	Exit and Termination Rights:

The Project Contracts will include an events of defaults regime in relation to a material breach of any of the Project Contracts (subject to applicable cure periods to be agreed) and standard provisions in relation to forced sale of shareholding at a discount to the third party determined fair market value of such shares upon the occurrence of an insolvency or bankruptcy event or a direct change of control of each shareholder of the Saudi JVCo without consent (but provided that a Change of Control of Ivanhoe Electric through a public take-over or arrangement process shall not be deemed to be a change of control for this purpose nor trigger a forced sale nor require any other consent or approval from Ma’aden or JVCo) ("Events of Default").

The joint venture shall not be terminable, other than upon the occurrence of an Event of Default, by either party until the end of the Exploration Phase.

The Parties shall negotiate in good faith to agree the terms of the definitive documents relating to the unwinding of the Saudi JVCo, withdrawal of contributed assets, the cross-termination of related agreements and exit rights (potentially including a royalty exit).

21.	Warranties:	Each party shall give customary representations and warranties upon signing.

No.	Term	Description

22.	Dispute Resolution:

Any dispute, controversy or claim arising out of or in connection with the JVCo Investment or the Shareholders' Agreement relating thereto, including the breach, termination or invalidity thereof (a "Dispute"), will be subject to a mandatory cooling-off period of thirty (30) days during which the parties shall take steps to resolve the dispute amicably.

In the event the Dispute is not resolved within the thirty (30) day period, referred to above, either party may, by written notice to the other party, request that the dispute be referred to a Dispute resolution committee constituted of one senior officer from each of Ma'aden and Ivanhoe Electric. The Dispute resolution committee shall be held in person, or by means of telephone, electronic or other communications facilities that permit the parties to communicate with each other during the meeting, within 10 days after such referral to attempt in good faith to resolve such dispute.

In the event the Dispute cannot be resolved by the Dispute resolution committee, then the parties agree that the Dispute will be finally resolved by binding arbitration administered by the Saudi Center for Commercial Arbitration, in accordance with the Rules of the Saudi Center for Commercial Arbitration, by three (3) arbitrators (with each party selecting one (1) arbitrator and the selected arbitrators choosing the third), with the seat of the arbitration in London, United Kingdom and English as the language of arbitration. The parties shall keep all proceedings, findings and awards of the arbitration confidential.

23.	Governing Law:	Laws of the Kingdom of Saudi Arabia.

Schedule 3

Key terms relating to Typhoon™ Units and Other Technical Support

This Schedule sets out the overall contractual framework for the key terms on which Ivanhoe Electric shall:

•	use its best efforts to procure that I-Pulse (“Supplier”) enters into an Equipment Supply Agreement or purchase agreement with the Saudi JVCo for the supply of three Typhoon™ units;

•	procure that CGI (“Analytical Services Provider”) enters into a Analytical Services Agreement with the Saudi JVCo for the provisions of certain data inversion and analytical services; and

•	procure that GEO27 (“Technology License Provider”) enters into a Technology License Agreement with the Saudi JVCo for the licensing of certain IP rights.

The parties recognize that the contractual framework is subject to further development by the parties. All of the arrangements will go live together upon satisfaction of regulatory consents.

No.	Term	Description

1.	Parties:	The Supplier, Analytical Services Provider, and Technology License Provider, in respect of its agreement; and The Saudi JVCo (the "Purchaser").

2.	Supplier:	The Supplier is highly experienced and has market leading participation of pulse-power technology, and is the sole supplier and manufacturer of Typhoon™ units.

3.	Typhoon™:

The Technology License Provider is the owner of the patents to Typhoon™, being the brand name for an electrical pulse-powered geophysical surveying transmitter, which can detect the presence of sulphide minerals containing copper, nickel, gold and silver.

The parties desire to use Typhoon™, data inversion and analytical services of Computational Geosciences Inc. ("CGI"), and the extensive mineral exploration expertise of its personnel on certain lands as contemplated by the Key Terms for the JVCo Investment (the "Land").

4.	Scope, Charges and term of CGI Analytical Services Agreement:

The CGI Analytical Services Agreement will specify that CGI will be responsible for the supply of the services for the analysis of data and processing of the full spectrum of geophysical datasets in 3D produced by the Typhoon™ systems.

Charges for the services provided by CGI shall be on a cost pass-through basis.

Services to be provided by CGI for the analysis of data and processing of the full spectrum of geophysical datasets in 3D produced by the Typhoon™ units shall be provided under the Analytical Services Agreement for the period that the Saudi JVCo is continuing.

No.	Term	Description

5.	Scope of Equipment Supply Agreement:

The Equipment Supply Agreement will specify that the Supplier will be responsible for the construction and delivery of three (3) Typhoon™ units to the Saudi JVCo for the purpose of exploration of land in accordance with the Key Terms of the JVCo Investment, in accordance with the following timeline:

a)       the first Typhoon™ unit no later than 28 February 2024;

b)       the second Typhoon™ unit no later than 30 April 2024; and

c)       the third Typhoon™ unit no later than 30 June 2024,

in each case subject to a 45-day grace period (“Grace Period”).

Ivanhoe Electric shall make an existing Typhoon™ unit available for use by Saudi JVCo as soon as practicable and in any case by no later than 30 days following completion of all conditions under the Project Contracts.

Ivanhoe Electric shall notify Ma’aden not later than 15 December 2023 whether the first new Typhoon™ unit will be delivered by 28 February 2024 or within the Grace Period. If the first new Typhoon™ unit will not be delivered within such period, Ivanhoe Electric shall make arrangements for a second existing Typhoon™ unit to be made available within such delivery window for use by Saudi JVCo as a temporary solution for such late delivery.

The first existing Typhoon™ unit shall be returned to Ivanhoe Electric once the second new Typhoon™ unit is delivered. If a second existing Typhoon™ unit is required to be made available such second Typhoon™ unit shall also be returned to Ivanhoe Electric once the second new Typhoon™ unit is delivered.

The Typhoon™ units must be fit for purpose and operate in accordance with specifications to be agreed between I-Pulse, Ivanhoe Electric and Ma’aden.

Subject to the next following sentence, the Supplier must also perform all work, supply all materials and provide (or arrange the provision of) all services not specifically mentioned in the Equipment Supply Agreement but which can be reasonably inferred from the Equipment Supply Agreement as being required for the proper operation of the Typhoon™ unit for the exploration of the Land as if such work, materials and services were expressly mentioned in the Equipment Supply Agreement, including the provision of services of advanced data analytics, geophysical modelling and AI for minerals discoveries, as well as services to be procured from CGI for the processing of the full spectrum of geophysical datasets in 3D produced by the Typhoon™ units. Ma’aden will use its reasonable efforts to assist in the procuring of equipment reasonably necessary for the operation of the Typhoon™ units, including assisting with local suppliers where possible.

No.	Term	Description

6.	Price:

The Purchaser will pay a contract price not exceeding USD 13,000,000 (or the equivalent in another currency) (the "Contract Price") to I-Pulse for the supply of three Typhoon™ units under the Equipment Supply Agreement.

7.	Milestone Payment:	The Contract Price shall be paid in instalments to be agreed with Supplier.

8.	Taxes and Customs Duties:

The Contract Price will be inclusive of all taxes (other than any applicable value added tax), charges, fees, including income, revenue for the construction and delivery of the Typhoon™ units.

Retentions and withholdings by the Purchaser on account of taxes shall be made in accordance with the laws of the Kingdom of Saudi Arabia.

The VAT amount will be added to invoices rendered by the Supplier to the Purchaser.

The Supplier shall separately identify the VAT in the invoices so that the amount and rate of VAT invoiced is expressly identified. The separate breakdown is required for all rates, zero rate and exempt goods and services.

9.	Existing Typhoon™ Unit:	The existing Typhoon™ unit to be supplied initially shall be supplied, to the Saudi JVCo as part of Ivanhoe Electric’s contribution to the Saudi JVCo. Ivanhoe Electric will arrange shipping of the existing Typhoon™ unit to the Kingdom.

10.	Delivery:

The Equipment Supply Agreement will contain market standard delivery requirements for the pilot scale testing and delivery of the Typhoon™ units.

Upon delivery, the Supplier shall provide to the Purchaser operation manuals and other documents required or desirable for the proper operation and maintenance of the Typhoon™ units.

The Supplier shall provide to the Purchaser all documentation reasonably required by it for the importation of the Typhoon™ units to Saudi Arabia.

No.	Term	Description

11.	Typhoon Licence and IP:

Licenced IP: Those patents owned by Geo27 Inc. (“Geo27”), a subsidiary of Ivanhoe Electric, as well as know-how and trade secrets relating thereto (the “Technology”).

License Fee: Nil. The License will form part of Ivanhoe Electric’s contribution to the Saudi JVCo.

Royalty for License: None.

Exclusivity: The License will be an exclusive license in the Licensed Territory within the Field of Use.

License Period: The period that the Saudi JVCo is continuing.

Licensed Territory: The Kingdom of Saudi Arabia.

Transfers: The License is non-transferable and non-assignable.

Field of Use: Subsurface mineral exploration.

Inventions and Improvements: Owned by Geo27.

Background IP:   IP rights/patents owned by either party before the joint venture shall remain under the ownership of such party or the relevant affiliate, including any improvements to Typhoon™ which shall remain owned by Geo27 and licensed to the Saudi JVCo.

Ownership of Surveys:   Ownership of the results of Typhoon™ surveys conducted under the License will be owned by the Saudi JVCo.

12.	Data:

Except as expressly agreed otherwise, the party that discloses and makes confidential pre-existing data available hereunder (including any existing geological mapping, data relating to the land and other exploration information to be provided by Ma'aden) shall retain all rights, title and interests in and to the confidential pre-existing data and all Intellectual Property rights therein.

All rights, title and interests in and to the data generated or derived through the activities of the Saudi JVCo, including survey results and inversions generated from Typhoon™ data and inverted by CGI shall be retained by the Saudi JVCo.

13.	Personnel Supply and Technical Support Agreement:	Ivanhoe Electric shall provide competent personnel / geophysicist possessing the skills and expertise necessary to successfully undertake one survey at a time. The Saudi JVCo, Ma’aden and Ivanhoe Electric will work cooperatively to recruit and train sufficient personnel / geophysicists such that the Saudi JVCo can carry out more than one survey at a time and to otherwise manage the Saudi JVCo during the exploration phase.

14.	Training:	Ivanhoe Electric shall provide training and development, to an agreed number of employees of the Saudi JVCo, any individuals seconded to the Saudi JVCo and Saudi nationals, on mineral exploration, geology, and the operation of the Typhoon™ unit, including training at Ivanhoe Electric / I-Pulse facilities as required, and training at Ivanhoe Electric exploration sites globally.

No.	Term	Description

15.	Indemnities:

The Equipment Supply Agreement will include indemnities from the Supplier in favour of the Purchaser in respect of claims and losses resulting from:

A.      the failure of the Supplier or its subcontractors to comply with law (including environment, permits);

B.      any infringement or alleged infringement of any third-party intellectual property by the Purchaser's use or possession of any intellectual property provided as part of the Typhoon™ units;

C.      breach of anti-corruption obligations; and

D.     personal injury or death occurring to any person and in respect of loss of or damage to any property, while under the responsibility of the Supplier, arising out of the performance by the Supplier under the Equipment Supply Agreement, in all cases, subject to customary exceptions including (but not limited to) for example, the failure of personnel to operate Typhoon™ units according to manufacturer specifications.

16.	Supplier Warranties:

I-Pulse’s warranties will include typical supplier warranties, including as a minimum, warranties that:

A.     I-Pulse will diligently proceed with the construction of the Typhoon™ units in a timely and professional manner acknowledging its order book, utilizing sound engineering principles, manufacturing standards and project management and supervisory procedures;

B.     I-Pulse has the required skills, licenses, qualifications and capacity necessary to construct the Typhoon™ units;

C.     the Typhoon™ units will be manufactured in accordance with the specifications, will perform in accordance with the performance parameters to be agreed and be fit for their intended purpose; and

D.     the Typhoon™ units will be capable of being operated and utilized in accordance with all relevant legal requirements, best industry practice and in a safe and reliable manner, and all applicable laws and standards.

17.	Testing:	The Supplier shall conduct acceptance tests (testing process to be set out in the definitive documents) to demonstrate the proper operation of the Typhoon™ units.

18.	Assignment of Warranties, etc:	The Supplier shall assign all relevant sub-contracts, warranties and guarantees and transfers of all approvals and licenses issued to the Supplier (to the extent assignable and transferable) to the Purchaser and shall procure the delivery to the Purchaser of all available warranties and guarantees in respect of any plant and machinery from each manufacturer and supplier as soon as practicable and in any event before the date of delivery.

19.	Ownership and Title:

Title to each Typhoon™ unit shall automatically vest in the Purchaser upon delivery to the delivery point Ex-Works.

The delivery point shall be the factory gate at the Typhoon™ factory in Toulouse, France (the "Delivery Point").

No.	Term	Description

20.	Care and Custody:

The Supplier shall be responsible for the care, custody and security of the Typhoon™ units until the delivery to the Delivery Point.

If any damage or loss happens to the Typhoon™ units while under the Supplier's responsibility, the Supplier shall at its cost repair and make good the Typhoon™ units.

21.	Liens:	The Supplier shall prevent any liens or equivalent possessory rights being asserted against the Typhoon™ units and shall indemnify the Purchaser for any liens being asserted.

22.	Assignment:	The Purchaser will not be entitled to assign the benefit of the agreements or dispose of any of the assets purchased under the agreements without the consent of the counterparty.

23.	Termination by the Purchaser:

The Purchaser may terminate the Equipment Supply Agreement if any of the following events occur:

A.      insolvency events affecting the Supplier;

B.       failure to pass tests on completion and/or deliver by the longstop date (to be agreed);

C.      wilful misconduct;

D.      fraud or corrupt acts;

E.      any of the Supplier’s representations and warranties are proven to be incorrect to a material extent;

F.      material breach (of the Equipment Supply and Technical Support Agreement) which is not remedied within thirty (30) Days, or a further sixty (60) Days where the Supplier has made and is continuing to make material progress towards a cure;

G.      material breach by Ivanhoe Electric of any other Project Contract or the other Project Contracts are terminated due to an act or omission of the Supplier; and

H.     breach of laws or relevant approvals once obtained, ("Supplier Event of Default").

24.	Termination by the Supplier:

The Supplier may terminate the Equipment Supply Agreement if any of the following events occur:

A.      insolvency events affecting the Purchaser;

B.      non-payment of material undisputed due and payable sums under the Equipment Supply Agreement within sixty (60) Days of the due date;

C.      Purchaser commits any other material breach of the Equipment Supply and Technical Support Agreement which continues for ninety (90) Days and is not remedied within a further thirty (30) Day cure period; or

D.     any of Purchaser’s representations and warranties are materially incorrect.

No.	Term	Description

25.	Governing Law for the Equipment Supply Agreement:	English Law.

26.	Dispute Resolution Procedures:

Any dispute, controversy or claim arising out of or in connection with the Project Contracts referred to in this Schedule 3, including the breach, termination or invalidity thereof (a "Dispute"), will be subject to a mandatory cooling-off period of thirty (30) days during which the parties shall take steps to resolve the dispute amicably.

In the event the Dispute is not resolved within the thirty (30) day period, referred to above, either party may, by written notice to the other party, request that the dispute be referred to a Dispute resolution committee constituted of one senior officer from each of Ma'aden and Ivanhoe Electric. The Dispute resolution committee shall be held in person, or by means of telephone, electronic or other communications facilities that permit the parties to communicate with each other during the meeting, within 10 days after such referral to attempt in good faith to resolve such dispute.

In the event the Dispute cannot be resolved by the Dispute resolution committee, then the parties agree that the Dispute will be finally resolved by binding arbitration administered by the London Court of International Arbitration, in accordance with the LCIA Rules, by three (3) arbitrators (with each party selecting one (1) arbitrator and the selected arbitrators choosing the third), with the seat of the arbitration in London, England and English as the language of arbitration. The parties shall keep all proceedings, findings and awards of the arbitration confidential.

27.	Additional Typical Provisions:

The Equipment Supply Agreement will include typical and appropriate provisions found in an equipment supply and technical support agreement of this type, including in relation to the following non-exclusive list:

A.     confidentiality;

B.      reporting, including periodic progress reports to the Purchaser of progress on construction of the Typhoon™ units;

C.     delivery of O&M manuals;

D.     severability; and

E.     anti-bribery or corrupt practices and general compliance with applicable law.

PRIVATE & CONFIDENTIAL

Schedule 4

Indicative List of Project Contracts

No	Document
Strategic Investment
1.	Subscription Agreement
2.	Investor Rights Agreement
3.	Registration Rights Agreement
4.	Director Indemnification Agreement
5.	Director appointment documents
6.	[Others to be determined]
JVCO Investment
7.	Shareholders' Agreement
8.	Personnel Supply and Technical Support Agreement
9.	Operating Agreement
10.	[Others to be determined]
Funds flow
11.	Funds flow statement
12.	Irrevocable payment instruction/payment Direction Letters
13.	[Others to be determined]
Typhoon™ units and other technical support
14.	Equipment Supply and Technical Support Agreement
15.	CGI Technical Services Agreement
16.	Licensing Agreement
17.	Technical support/services agreement relating to the operation of the Typhoon™ units
18.	[Others to be determined]

PRIVATE & CONFIDENTIAL

Schedule 5

Timetable

The parties shall work in good faith to complete the transaction in accordance with the following timetable:

No.	Step	Date
1.	Sign Heads of Terms	10 - 12 January 2023
2.	Filing with General Authority for Competition	January 2023
3.	Completion of due diligence	February 2023
4.	Signing of Project Contracts	February 2023
5.	Saudi JVCo formation	Following GAC clearance
6.	Closing	Following satisfaction of closing conditions

PRIVATE & CONFIDENTIAL

Schedule 6

Ma’aden Land Area

Area Name	Region	Area (sq km))	EL blocks	Comment	Renewal Date
Bir Umq Harrat	Medinah	1,229	15	EL	28-Jun-26
Al Aamr Nth	Riyadh	582	10	EL	07-Mar-27
Al Amar Sth	Riyadh	1,353	14	EL	07-Mar-27
Wadi Bidah	Assir	978	18	ELA - expected by end 2022	Dec-27
Ad_Dwamini A	Riyadh	900	9	ELA	-
Ad_Dwamini B	Riyadh	900	9	ELA	-
Ar_Rayan A	Riyadh	1,387	14	ELA	-
Ar_Rayan B	Riyadh	13,300	133	ELA	-
Ar_Rayan C	Riyadh	5,000	50	ELA	-
Ar_Rayan3	Riyadh	400	4	ELA	-
Wadi Ad Dawasir A	Riyadh	7,200	72	ELA	-
Wadi ad Dawasir B	Riyadh	5,600	56	ELA	-
Najran	Najran	9,600	96	ELA	-
		48,429	500

[PDF Attached]